EXHIBIT 23.2

The Board of Directors
Syneron Medical Ltd.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Syneron Medical Ltd. on Form S-8 pertaining to the Share Option Plan 2003, the 2004 Israel Stock Option Plan and the 2004 Stock Incentive Plan of Syneron Medical Ltd., of our report dated May 2, 2004, with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2003 included in its Registration Statement (Form F-1) filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Haifa, Israel
November 16, 2004